Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS REPORTS 2004 SECOND QUARTER RESULTS

BALTIMORE, MD, August 9, 2004 — Guilford Pharmaceuticals Inc. (NASDAQ:GLFD) today reported financial results for the second quarter ended June 30, 2004. For the second quarter, Guilford reported a net loss of $21.3 million, or $0.63 per common share, compared to a net loss of $5.4 million, or $0.18 per common share for the same period in 2003. Results in the current quarter included a one time, non-cash charge of $5.2 million for the issuance of warrants to secure the Company’s future rights to its GPI 1485 product pursuant to a financing transaction with SNDC Holdings, LLC.

Total revenues in the second quarter of 2004 were $11.1 million, substantially all of which was attributable to revenue from the sale of GLIADEL® Wafer (polifeprosan 20 with carmustine implant) and AGGRASTAT® Injection (tirofiban hydrochloride). This compared to $10.6 million in the second quarter of 2003, which was comprised substantially of sales of GLIADEL® Wafer and a one-time payment from Pfizer resulting from a licensing transaction. Net product sales of GLIADEL® Wafer increased in the second quarter of 2004 to $7.1 million compared to $5.0 million for the same period in 2003. The increase in sales is attributable to an expanded indication for GLIADEL®, granted by the Food and Drug Administration in February 2003, to include the use of GLIADEL® at the time of initial surgery for high-grade malignant glioma, a price increase, expanded sales force and marketing efforts, use in a clinical trial and improved international performance. Net product sales of AGGRASTAT® were $3.6 million for the second quarter.

Cost of sales in the second quarter of 2004 were $1.2 million compared to $1.0 million for the corresponding period in 2003. Gross profit percentage for GLIADEL® in the second quarter of 2004 and 2003 was 86% and 79%, respectively. For the three months ended June 30, 2004, gross profit percentage for AGGRASTAT® was 93%.

Total costs and expenses in the second quarter of 2004 were $31.5 million compared to $16.5 million for the same period in 2003. Selling, general and administrative expenses were $14.4 million in the second quarter of 2004 compared to $7.9 million for the second quarter of 2003. The costs incurred to market, sell and distribute GLIADEL® and AGGRASTAT® were $9.0 million compared to $3.9 million for the same period in 2003. The increase in these expenses resulted from costs associated with expanding and training the sales force; increased medical education expenses, and increased marketing efforts to support the first quarter launch of AGGRASTAT®.

General and administrative costs totaled $5.4 million and $4.0 million for the second quarters of 2004 and 2003, respectively. The increase year on year is due primarily to higher recruiting and relocation costs associated with the expansion of both Guilford’s sales force and clinical development teams to support increased clinical development activity; increased patent costs, and increased legal and professional expenses in connection with SEC filings and supporting activity mandated by Sarbanes-Oxley Act of 2002.

Research and development expenses in the second quarters of 2004 and 2003 were $8.9 million and $7.4 million respectively. Research and development expenses increased in the second quarter of 2004 in preparation for beginning Phase III clinical trials of AGGRASTAT® and AQUAVAN®.

At June 30, 2004, Guilford had $74.1 million in unrestricted and restricted cash, cash equivalents and investments, compared to $101.9 million at December 31, 2003. Subsequent to the end of the quarter, Guilford completed a public offering, which raised approximately $42.0 million through the issuance of 10,000,000 shares of the Company’s common stock.

“During the second quarter, we made excellent progress in our commercial and clinical development programs,” remarked Craig R. Smith, M.D., President and Chief Executive Officer. “Our agreement with Symphony Neuro Development Company (SNDC), announced during the second quarter, enables us to benefit from the experience and expertise of SNDC and RRD, International, and accelerate the development of our GPI 1485 program without increasing Guilford’s cash burn rate. Instead, we can deploy our resources to advance the clinical development of AQUAVAN®, which continues to show promise. During the quarter we announced additional Phase II data that further confirm previous findings for AQUAVAN® in the procedural sedation setting. The data from these trials suggest that AQUAVAN® can sedate people quickly and maintain sedation during the length of a procedure, usually with a single bolus dose, and, people awaken quickly without some of the side effects typically seen with conventional sedatives used in this setting. We expect to begin patient enrollment in the first of a series of Phase III trials of AQUAVAN® during the current quarter. The initial Phase III trial will be in colonoscopy, followed by additional Phase III trials of AQUAVAN® in bronchoscopy, cardiac catheterization and minor surgical procedures.”

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of proprietary drugs that target the hospital and neurology markets. Presently, Guilford markets two commercial products, GLIADEL®Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist, for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes AQUAVAN® Injection, a novel sedative/anesthetic, and drugs for treating peripheral nerve injury. For full prescribing information, please visit www.guilfordpharm.com under Products / Marketed Products.

Conference Call

Guilford will host a conference call to review its second quarter 2004 financial results. The conference call will take place at 10:00 a.m. E.T. on Monday, August 9, 2004. The dial in number for participants in the U.S. is (800) 901-5241, and for international callers (617) 786-2963. The participant passcode is 66836765.

Conference Call Replay

An audio replay of the conference call will be available for 72 hours beginning at approximately 1:00 p.m. ET on August 9, 2004 through 1:00 p.m. E.T. on August 12, 2004. To access the replay, U.S. residents should dial (888) 286-8010, and international callers should dial (617) 801-6888, passcode 19740997.

Webcast

Guilford will hold a live audio webcast of this conference call. To access the webcast, please visit our website at www.guilfordpharm.com under the investor / conference section and follow the instructions provided. An audio archive of the call will be available on the website until August 16, 2004.

(Table Follows)

GUILFORD PHARMACEUTICALS INC. AND SUBSIDIARIES
Financial Highlights
(unaudited)

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,
	2004	2003
Revenues:
Net product sales	$10,747	$5,002
Other	402	5,600

Total revenues	11,149	10,602

Costs and expenses:
Cost of sales	1,232	1,031
Research and development	8,852	7,410
Selling, general and administrative	14,433	7,877
Intangible amortization	1,705	210
Acquired in-process research and development	5,238	—

Total costs and expenses	31,460	16,528

Operating loss	(20,311)	(5,926)
Investment and other income	402	912
Revenue interest expense	(2,095)	—
Interest expense	(1,367)	(340)

Loss before minority interest	(23,371)	(5,354)

Minority interest	2,104	—

Net loss	$(21,267)	$(5,354)

Basic and diluted net loss per common share:	$(0.63)	$(0.18)

Shares used in the calculation of basic & diluted net loss per share	33,954	29,750

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2004	2003
Assets:
Cash, cash equivalents and investments*	$74,061	$101,943
Investments, held by SNDC	36,197	—
Accounts receivable, net	4,103	3,460
Inventories, net	3,541	2,504
Prepaid expenses and other assets	1,492	1,787
Property and equipment, net	21,353	22,395
Intangible assets, net	79,370	82,796
Other assets	9,061	6,438

	$229,178	$221,323

Liabilities and Stockholders’ Equity:
Current liabilities	$22,248	$21,980
Long-term debt and other liabilities	91,902	89,988
Revenue interest obligation	43,707	42,155
Minority interest	37,987	—
Stockholders’ equity	33,334	67,200

	$229,178	$221,323

*	includes unrestricted and restricted cash, cash equivalents and investments.

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Contact: Stacey Jurchison, Director, Corporate Communications — 410.631.5022
Internet Address: http://www.guilfordpharm.com

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2004, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the Company will be able to increase sales of GLIADEL® Wafer or AGGRASTAT® Injection, or that the Company will be able to successfully develop and commercialize any of its product candidates, including AQUAVAN® Injection. Further, the Company may not be successful in its attempt to expand the label for AGGRASTAT® Injection.